Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Serina Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	3,861,003	$2.68	$10,347,488.04	0.00013810	$1,428.99
Equity	Common Stock underlying Warrants	Rule 457(c)	3,861,003	$2.68	$10,347,488.04	0.00013810	$1,428.99
Total Offering Amounts					$20,694,976.08		$2,857.98
Total Fee Offsets
Net Fee Due							$2,857.98

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional common units that become issuable by reason of any unit dividend, unit split, recapitalization or other similar transaction that results in an increase in the number of the outstanding common stock of the registrant.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price equals the product of (i) 7,722,006 shares of common stock registered hereby and (ii) the estimated offering price per share, calculated as the average of the high and low sales prices of the registrant’s common stock as reported on the NYSE American on January 26, 2026. No separate registration fee is payable with respect to the securities underlying the shares registered hereby.